EXHIBIT 4.57

Equity Interest Pledge Agreement

This Equity Interest Pledge Agreement (this “Agreement”) is entered into by and among the following parties on April 23, 2021 in Shenzhen, the People’s Republic of China (“China” or the “PRC”):

Party A:                  Shenzhen Pengai Hospital Investment Management Co., Ltd. (the “Pledgee”), a limited liability company incorporated and existing under the PRC laws, with the address at South 4/F, Building 7A, Nanyou 4th Industrial Park, Nanshan District, Shenzhen;

Party B:                  Zhou Pengwu (the “Pledgor”), a Chinese citizen with the Identification No.: 360302195410010513; and

Party C:            Beijing Aomei Yixin Investment Consultation Co., Ltd. (the “Company”), a limited liability company incorporated and existing under the PRC laws, with the address at 8307, 3 / F, building 8, Beichang, 149 weizikeng, Songjiazhuang Road, Fengtai District, Beijing.

In this Agreement, each of the Pledgee, the Pledgor and the Company shall be hereinafter referred to as a “Party” respectively, and as the “Parties” collectively.

Whereas:

1．    As of the date of this Agreement, the Pledgor holds 25% of equity interests of the Company (the “Equity Interest”), representing RMB125,000 in the registered capital of the Company.  The Company acknowledges the respective rights and obligations of the Pledgor and the Pledgee under this Agreement, and intends to provide necessary assistance in registering the Pledge;

2．    The Pledgee and the Pledgor have executed a Loan Agreement (as defined below); the Pledgee, the Pledgor and the Company have executed an Exclusive Option Agreement (as defined below); the Pledgee, the Pledgor and the Company have executed an Economic Interest Transfer Agreement (as defined below); the Pledgor has issued a Power of Attorney (as defined below) in favor of the Pledgee;

3．    To ensure that the Company and the Pledgor fully perform their obligations under the Transaction Documents (as defined below) respectively, the Pledgor hereby pledges to the Pledgee all of the equity interest that the Pledgor holds in the Company as security for the Company’s and the Pledgor’s obligations under the Transaction Documents;

To perform the provisions of the Transaction Documents, the Parties have mutually agreed to execute this Agreement upon the following terms.

1.              Definitions

Unless otherwise provided herein, the terms below shall have the following meanings:

1.1                     Pledge shall refer to the security interest granted by the Pledgor to the Pledgee pursuant to Section 2 of this Agreement, i.e., the right of the Pledgee to be paid in priority with the Equity Interest based on the monetary valuation that such Equity Interest is converted into or from the proceeds from auction or sale of the Equity Interest.

1.2                     Equity Interest shall refer to all of the equity interest lawfully currently held and hereafter acquired by the Pledgor in the Company.

1.3                     Term of the Pledge shall refer to the term set forth in Section 3 of this Agreement.

1.4                     Transaction Documents shall refer to the Loan Agreement executed by and between the Pledgor and the Pledgee on ___________ , 2020 (the “Loan Agreement”), the Exclusive Option Agreement executed by and among the Pledgor, the Company and the Pledgee on ___________ , 2020 (the “Exclusive Option Agreement”), the Economic Interest Transfer Agreement executed by and between the Pledgor, the Company and the Pledgee on ___________ , 2020 (the “Economic Interest Transfer Agreement”), and the Power of Attorney issued by the Pledgor (the “Power of Attorney”) on ___________ , 2020 and any modification, amendment and restatement to the aforementioned documents.

1.5                     Contract Obligations shall refer to all the obligations of the Pledgor and all the obligations of the Company under the Transaction Documents respectively and this Agreement.

1.6                     Secured Indebtedness shall refer to all the direct, indirect and derivative losses and losses of anticipated profits, suffered by the Pledgee, incurred as a result of any Event of Default of the Pledgor and/or the Company or invalidity, revocation and termination of any Transaction Document.  The amount of such loss shall be calculated in accordance with but not limited to the reasonable business plan and profit forecast of the Pledgee, damages and relevant fees, loan provided to the Pledgor, all expenses occurred in connection with enforcement by the Pledgee of the Pledgor’s and/or the Company’s Contract Obligations and etc.

1.7                     Event of Default shall refer to any of the circumstances set forth in Section 7 of this Agreement.

1.8                     Notice of Default shall refer to the notice issued by the Pledgee in accordance with this Agreement declaring an Event of Default.

2.              Pledge

2.1                 The Pledgor agrees to pledge all the Equity Interest as security to the Pledgee for performance of the Contract Obligations and payment of the Secured Indebtedness under this Agreement.  The Company hereby assents that the Pledgor pledges the Equity Interest to the Pledgee pursuant to this Agreement.

2.2                 The effect of the security under this Agreement shall not be affected in any way due to any modification or change of the Transaction Documents.  The security under this Agreement shall remain effective upon the obligations of the Pledgor and the Company under the revised Transaction Documents.  If any Transaction Document becomes invalid, revoked or terminated for any reason, the Pledgee shall be entitled to immediately exercise the Pledge in accordance with Section 8 of this Agreement.

2.3                 During the term of the Pledge, the Pledgee is entitled to receive dividends distributed on the Equity Interest.  The Pledgor may receive dividends distributed on the Equity Interest only with prior written consent of the Pledgee.  In the event that any dividends received by the Pledgor on Equity Interest after deduction of individual income tax paid by the Pledgor, such dividends shall be, as required by the Pledgee, (i) deposited into an account designated and supervised by the Pledgee and used to secure the Contract Obligations and pay the Secured Indebtedness prior and in preference to making any other payment; or (ii) unconditionally donated to the Pledgee or any other person designated by the Pledgee to the extent permitted under applicable PRC laws.

2.4                 The Pledgor may subscribe for capital increase in the Company only with prior written consent of the Pledgee.  Any equity interest obtained by the Pledgor as a result of the Pledgor’s subscription of the increased registered capital of the Company shall also be deemed as Equity Interest.

2.5                 In the event that the Company is required by PRC law to be liquidated or dissolved, any interest distributed to the Pledgor upon the Company’s dissolution or liquidation shall, upon the request of the Pledgee, be (i) deposited into an account designated and supervised by the Pledgee and used to secure the Contract Obligations and pay the Secured Indebtedness prior and in preference to make any other payment; or (ii) unconditionally donated to the Pledgee or any other person designated by the Pledgee to the extent permitted under applicable PRC laws.

3.              Term of Pledge

3.1                     The Pledge shall become effective on such date when the pledge of the Equity Interest contemplated herein is registered with relevant administration for industry and commerce (the “AIC”).  The Pledge shall remain effective until all Contract Obligations have been fully performed and all Secured Indebtedness has been fully paid.  The Pledgor and the Company shall submit an application to the AIC for the registration of the Pledge of the Equity Interest contemplated herein within 10 business days following the execution of this Agreement.  The parties covenant that for the purpose of registration of the Pledge, the Parties hereto shall submit to the AIC this Agreement or an equity interest pledge contract in the form required by the AIC at the location of the Company which shall truly reflect the information of the Pledge hereunder (the “AIC Pledge Contract”).  For matters not specified in the AIC Pledge Contract, the parties shall be bound by the provisions of this Agreement.  The Pledgor and the Company shall submit all necessary documents and complete all necessary procedures, as required by the PRC laws and regulations and the relevant AIC, to ensure that the Pledge of the Equity Interest shall be registered with the AIC as soon as possible after submission for filing.

During the Term of the Pledge, in the event the Pledgor and/or the Company fails to perform the Contract Obligations or pay Secured Indebtedness, the Pledgee shall have the right, but not the obligation, to exercise the Pledge in accordance with this Agreement.

4.              Custody of Records for Equity Interest subject to Pledge

4.1                 During the Term of the Pledge set forth in this Agreement, upon the request by the Pledgee, the Pledgor shall deliver to the Pledgee’s custody the capital contribution certificate for the Equity Interest and the shareholders’ register containing the Pledge.

5.              Representations and Warranties of the Pledgor and the Company

As of the date of this Agreement, the Pledgor and the Company hereby severally represent and warrant to the Pledgee that:

5.1                 The Company is a limited liability company duly organized and validly existing under the PRC laws;

5.2                 The Pledgor is the sole legal owner of the Equity Interest;

5.3                 The Pledgee shall have the right to dispose of and transfer the Equity Interest in accordance with the provisions set forth in this Agreement;

5.4                 Except for the Pledge, the Pledgor has not placed any security interest or other encumbrance on the Equity Interest;

5.5                 They have the power, capacity and authority to execute and deliver this Agreement and to perform their obligations hereunder. This Agreement, when executed, will constitute their legal, valid and binding obligations and shall be enforceable against them in accordance with the provisions thereof;

5.6                 The Pledgor and the Company have obtained any and all approvals and consents from applicable government authorities and third parties (if required) for execution, delivery and performance of this Agreement; and

5.7                 The execution, delivery and performance of this Agreement will not: (i) violate any relevant PRC laws; (ii) conflict with the Company’s articles of association or other constitutional documents; (iii) result in any breach of or constitute any default under any contract or instrument to which it is a party or by which it is otherwise bound; (iv) result in any violation of any condition for the grant and/or maintenance of any permit or approval granted to any Party; or (v) cause any permit or approval granted to any Party to be suspended, cancelled or attached with additional conditions.

6.              Covenants of the Pledgor and the Company

6.1                 During the term of this Agreement, the Pledgor and the Company hereby jointly and severally covenant to the Pledgee:

6.1.1                     The Pledgor shall not transfer the Equity Interest, place or permit the existence of any security interest or other encumbrance on the Equity Interest or any portion thereof, without the prior written consent of the Pledgee, except for the performance of the Transaction Documents; the Company shall not assent to or assist in the aforesaid behaviors;

6.1.2                     The Pledgor and the Company shall comply with the provisions of all laws and regulations applicable to the pledge of rights, and within five (5) days of receipt of any notice, order or recommendation issued or prepared by relevant competent authorities regarding the Pledge, shall present the aforementioned notice, order or recommendation to the Pledgee, and shall comply with the aforementioned notice, order or recommendation or submit objections and representations with respect to the aforementioned matters upon the Pledgee’s reasonable request or upon consent of the Pledgee;

6.1.3                     The Pledgor shall not conduct or allow any activities or actions that would adversely affect the Pledgee’s rights related to the Contract Obligations or the Equity Interest.  The Pledgor and the Company shall promptly notify the Pledgee of any event or notice received by the Pledgor that may have an impact on the Equity Interest or any portion thereof, as well as any event or notice received by the Pledgor that may have an impact on any guarantees and other obligations of the Pledgor arising out of this Agreement;

6.1.4                     The Company shall complete the registration procedures for extension of the term of operation within three (3) months prior to the expiration of such term to maintain the validity of this Agreement.

6.2                 The Pledgor agrees that the rights acquired by the Pledgee in accordance with this Agreement with respect to the Pledge shall not be interrupted or harmed by the Pledgor or any heirs or representatives of the Pledgor or any other persons through any legal proceedings.

6.3                 To protect or perfect the security interest granted by this Agreement for the Contract Obligations and Secured Indebtedness, the Pledgor hereby undertakes to execute in good faith and to cause other parties who have an interest in the Pledge to execute all certificates, agreements, deeds and/or covenants required by the Pledgee.  The Pledgor also undertakes to perform and to cause other parties who have an interest in the Pledge to perform actions required by the Pledgee, to facilitate the exercise by the Pledgee of its rights and authority granted thereto by this Agreement, and to enter into all relevant documents regarding ownership of Equity Interest with the Pledgee or designee(s) of the Pledgee.  The Pledgor undertakes to provide the Pledgee within a reasonable time with all notices, orders and decisions regarding the Pledge that are required by the Pledgee.

6.4                 The Pledgor and the Company shall strictly abide by the provisions of this Agreement and other contracts jointly or separately executed by the Parties hereto or any of them, including the Transaction Documents, performing the obligations hereunder and thereunder, and refraining from any action or omission that may affect the effectiveness and enforceability thereof.  Any remaining rights of the Pledgor with respect to the Equity Interest pledged hereunder shall not be exercised by the Pledgor except for instructed by the Pledgee in writing.

6.5                 The Pledgor hereby undertakes to comply with and perform all guarantees, promises, agreements, representations and conditions under this Agreement.  In the event of failure of or partial performance of its guarantees, promises, agreements, representations and conditions, the Pledgor is deemed in breach of this Agreement and shall indemnify the Pledgee for all losses resulting therefrom.

7.              Event of Breach

7.1                 The following circumstances shall be deemed as Event of Default:

7.1.1                    The Pledgor’s any breach to any obligations under the Transaction Documents and/or this Agreement.

7.1.2                    The Company’s any breach to any obligations under the Transaction Documents and/or this Agreement.

7.2                 Upon notice or discovery of the occurrence of any circumstances or event that may lead to the aforementioned circumstances described in Section 7.1, the Pledgor and the Company shall immediately notify the Pledgee in writing accordingly.

7.3                 Unless an Event of Default set forth in this Section 7.1 has been successfully resolved to the Pledgee’s satisfaction within twenty (20) days after the Pledgee delivers a notice to the Pledgor and/or the Company requesting rectification of such Event of Default, the Pledgee may issue a Notice of Default to the Pledgor in writing at any time thereafter, demanding the Pledgor to immediately exercise the Pledge in accordance with the provisions of Section 8 of this Agreement.

8.              Exercise of Pledge

8.1                 The Pledgee shall issue a written Notice of Default to the Pledgor when it exercises the Pledge.

8.2                 Subject to the provisions of Section 7.3, the Pledgee may exercise the right to enforce the Pledge at any time after the issuance of the Notice of Default in accordance with Section 8.1.

8.3                 After the Pledgee issues a Notice of Default to the Pledgor in accordance with Section 8.1, the Pledgee may exercise any remedy measure under applicable PRC laws, the Transaction Documents and this Agreement, including but not limited to being paid in priority with the Equity Interest based on the monetary valuation that such Equity Interest is converted into or from the proceeds from auction or sale of the Equity Interest.  The Pledgee shall not be liable for any loss incurred by its due exercise of such rights and powers.

8.4                 The proceeds from exercise of the Pledge by the Pledgee shall be used to pay for tax and expenses incurred as result of disposing the Equity Interest and to perform Contract Obligations and pay the Secured Indebtedness to the Pledgee prior and in preference to any other payment.  After the payment of the aforementioned amounts, the remaining balance shall be returned to the Pledgor or any other person who have rights to such balance under applicable laws or be deposited to the local notary public office where the Pledgor resides, with all expense incurred being borne by the Pledgor.  To the extent permitted under applicable PRC laws, the Pledgor shall unconditionally donate the aforementioned proceeds to the Pledgee or any other person designated by the Pledgee.

8.5                     The Pledgee may exercise any remedy measure available simultaneously or in any order.  The Pledgee may exercise the right to being paid in priority with the Equity Interest based on the monetary valuation that such Equity Interest is converted into or from the proceeds from auction or sale of the Equity Interest under this Agreement, without exercising any other remedy measure first.

8.6                     The Pledgee is entitled to designate an attorney or other representatives to exercise the Pledge on its behalf, and the Pledgor or the Company shall not raise any objection to such exercise.

8.7                 When the Pledgee disposes of the Pledge in accordance with this Agreement, the Pledgor and the Company shall provide necessary assistance to enable the Pledgee to enforce the Pledge in accordance with this Agreement.

9.              Breach of Agreement

If the Pledgor or the Company conducts any material breach of any term of this Agreement, the Pledgee shall have right to terminate this Agreement and/or require the Pledgor or the Company to indemnify all damages.  This Section 9 shall not prejudice any other rights of the Pledgee herein.

10.       Assignment

10.1          Without the Pledgee’s prior written consent, the Pledgor and the Company shall not have the right to assign or delegate their rights and obligations under this Agreement.

10.2          This Agreement shall be binding on the Pledgor and his successors and permitted assigns, and shall be valid with respect to the Pledgee and each of its successors and assigns.

10.3          At any time, the Pledgee may assign any and all of its rights and obligations under the Transaction Documents and this Agreement to its designee(s), in which case the assigns shall have the rights and obligations of the Pledgee under the Transaction Documents and this Agreement, as if it were the original party to the Transaction Documents and this Agreement.

10.4          In the event of change of the Pledgee due to assignment, the Pledgor and/or the Company shall, at the request of the Pledgee, execute a new pledge agreement with the new the Pledgee on the same terms and conditions as this Agreement, and register the same with the relevant AIC.

11.       终止

Termination

11.1              Upon the fulfillment of all Contract Obligations and the full payment of all Secured Indebtedness by the Pledgor and the Company, the Pledgee shall release the Pledge under this Agreement upon the Pledgor’s request as soon as reasonably practicable and shall assist the Pledgor to de-register the Pledge from the shareholders’ register of the Company and with relevant AIC.

11.2              The provisions under Sections 9, 13, 14, 15 and 11.2 herein of this Agreement shall survive the expiration or termination of this Agreement.

12.       Handling Fees and Other Expenses

一切与本协议有关的费用及实际开支，其中包括但不限于法律费用、工本费、印花税以及任何其他税收、费用等全部由公司承担。

All fees and out of pocket expenses relating to this Agreement, including but not limited to legal costs, costs of production, stamp tax and any other taxes and fees, shall be borne by the Company.

13.       Confidentiality

The Parties acknowledge that the existence and the terms of this Agreement and any oral or written information exchanged between the Parties in connection with the preparation and performance of this Agreement are regarded as confidential information.  Each Party shall maintain confidentiality of all such confidential information, and, without obtaining the written consent of the other Party, it shall not disclose any relevant confidential information to any third parties, except for the information that: (a) is or will be in the public domain (other than through the receiving Party’s unauthorized disclosure); (b) is under the obligation to be disclosed pursuant to the applicable laws or regulations, rules of any stock exchange, or orders of the court or other government authorities; or (c) is required to be disclosed by any Party to its shareholders, directors, employees, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, directors, employees, legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Section. Disclosure of any confidential information by the shareholders, director, employees of or agencies engaged by any Party shall be deemed disclosure of such confidential information by such Party and such Party shall be held liable for breach of this Agreement.

14.       Governing Law and Resolution of Disputes

14.1              The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the PRC laws.

14.2              In the event of any dispute with respect to the interpretation and performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiations.  In the event the Parties fail to settle the dispute through negotiations, the relevant dispute shall be submitted to Shenzhen Court of International Arbitration (Shenzhen Arbitration Commission), in accordance with its Arbitration Rules and procedures then in effect.  The arbitration shall be conducted in Shenzhen.  The arbitration award shall be final and binding on all Parties.

14.3              To the extent permitted by the PRC laws and where appropriate, the arbitration tribunal may grant any remedies in accordance with the provisions of this Agreement and applicable PRC laws, including preliminary and permanent injunctive relief (such as injunction against carrying out business activities, or mandating the transfer of assets), specific performance of contractual obligations, remedies concerning the equity interest or assets of the Company and awards directing the Company to conduct liquidation.  To the extent permitted by PRC laws, when awaiting the formation of the arbitration tribunal or otherwise under appropriate conditions, either Party may seek preliminary injunctive relief or other interlocutory remedies from a court with competent jurisdiction to facilitate the arbitration.  Without violating the applicable governing laws, the Parties agree that the courts of Hong Kong, Cayman Islands, China and the place where the principal assets of the Company are located shall all be deemed to have competent jurisdiction.

14.4              Upon the occurrence of any disputes arising from the interpretation and performance of this Agreement or during the pending arbitration of any dispute, except for the matters under dispute, the Parties to this Agreement shall continue to exercise their respective rights under this Agreement and perform their respective obligations under this Agreement.

15.       Notices

15.1              All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or sent by registered mail, postage prepaid, by a commercial courier service or by facsimile transmission to the address of such party set forth below. A confirmation copy of each notice shall also be sent by E-mail. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

15.2              Notices given by personal delivery, by courier service or by registered mail, postage prepaid, shall be deemed effectively given on the date of delivery or refusal at the address specified for notices.

15.3              Notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission).

15.4              For the purpose of notices, the addresses of the Parties are as follows:

Party A:           Shenzhen Pengai Hospital Investment Management Co., Ltd.

Address:            South 4/F, Building 7A, Nanyou 4th Industrial Park, Nanshan District, Shenzhen

Attn:                               Zeng Junming

Phone:                          +86 (0755) 2559 8065

Party B:                 Zhou Pengwu

Address:                 South 4/F, Building 7A, Nanyou 4th Industrial Park, Nanshan District, Shenzhen

Phone:                          +86 (0755) 2559 8065

Party C: Beijing Aomei Yixin Investment Consultation Co., Ltd.

Address:                 8307, 3 / F, building 8, Beichang, 149 weizikeng, Songjiazhuang Road, Fengtai District, Beijing

Attn:                                    Zheng min

Phone:                          +86 (0755) 2559 8065

15.5              Any Party may at any time change its address for notices by a notice delivered to the other Parties in accordance with the terms hereof.

16.       Severability

In the event that one or several of the provisions of this Contract is/are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Contract shall not be affected or compromised in any respect.  The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that, to the greatest extent permitted by laws, accomplish and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

17.       Entire Agreement

Except for the amendments, supplements or changes in writing executed after the execution of this Agreement, this Agreement shall constitute the entire agreement reached by and among the Parties hereto with respect to the subject matter hereof, and shall supersede all prior oral and written consultations, representations and contracts reached with respect to the subject matter of this Agreement.

18.       Effectiveness

18.1              This Agreement shall become effective upon execution by the Parties.

18.2              Any amendments, supplements or changes to this Agreement shall be in writing and shall become effective after the affixation of the signatures or seals of the Parties.

19.       Language and Counterparts

This Agreement is written in Chinese and English in four copies.  The Pledgor, the Pledgee and the Company shall hold one copy respectively and the other copy shall be used for registration.  In case there is any conflict between the Chinese version and the English version, the Chinese version shall prevail.

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IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Equity Interest Pledge Agreement as of the date first above written.

Party A:            Shenzhen Pengai Hospital Investment Management Co., Ltd. (seal)

By:	/s/ Xu Zhijun
Name：	Xu Zhijun
Title:	Legal Representative

签字页/Signature Page

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Equity Interest Pledge Agreement as of the date first above written.

Party B:	Zhou Pengwu

By:	/s/ Zhou Pengwu

签字页/Signature Page

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Equity Interest Pledge Agreement as of the date first above written.

Party C： Beijing Aomei Yixin Investment Consultation Co., Ltd. (seal)

By:	/s/ Zheng Min
Name:	Zheng Min
Title:	Legal Representative

签字页/Signature Page